Exhibit 99.1
Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com
Whiting Petroleum Corporation Completes Redemption of its
7 1/4% Senior Subordinated Notes Due 2012 and
its 7 1/4% Senior Subordinated Notes Due 2013
DENVER — September 8, 2010 — Whiting Petroleum Corporation (NYSE: WLL) today announced it has completed the previously announced redemption of all its $150 million aggregate principal amount of 7 1/4% Senior Subordinated Notes due 2012 at a redemption price equal to 100.00% of the principal amount and all its $220 million aggregate principal amount of 7 1/4% Senior Subordinated Notes due 2013 at a redemption price equal to 101.8125% of the principal amount. The total cash paid was approximately $383.5 million which included accrued and unpaid interest up to but not including the redemption date.
Whiting financed the redemption of the Notes with borrowings under its credit agreement and cash on hand. Whiting may from time to time refinance such borrowings with longer term debt. As a result of the redemption of the Notes, Whiting expects to incur in the third quarter of 2010 a cash charge of approximately $4.0 million related to the redemption premium for the 2013 Notes and a non-cash charge of approximately $2.2 million related to the acceleration of debt discounts and unamortized debt issuance costs.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery fields in Oklahoma and Texas. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.
Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.
These risks and uncertainties include, but are not limited to: declines in oil or natural gas prices; impacts of the global recession and tight credit markets; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain CO2; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2009. We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.